EXHIBIT NO. 99.1
The X-Change Corporation
File No. 002-41703
Form 8-K
Report date: October 11, 2010

PRESS RELEASE
FOR IMMEDIATE RELEASE

   THE X-CHANGE CORPORATION ANNOUNCES ACQUISITION OF 21-CENTURY SILICON, INC.

Dallas, Texas - October 7, 2010. The X-Change Corporation (OTC:XCHC.pk) today announced that it has signed an agreement to acquire 21-Century Silicon, Inc., based in Richardson, TX. The terms of the acquisition will involve a change in control of the Company and the appointment of new directors. X-Change will issue 20,000,000 shares of restricted stock to the shareholders of 21-Century Silicon in exchange for 100 percent of the stock of 21-Century Silicon.

X-Change further announces that it was unable to conclude a definitive agreement in the previously announced acquisitions of Genesis Key, Inc., Cybertel USA, and IPTV World, and will not be acquiring these companies.

21-Century Silicon (www.21-centurysilicon.com) manufactures high-purity silicon for the photovoltaics/solar-energy industry. The company's core manufacturing technology is based upon a proprietary furnace design that achieves solar-grade polysilicon manufacturing at half the cost of conventional methods. Combined with its patent-pending methods, 21-Century Silicon's manufacturing process is a revolution within the industry and will position the company as a major player within the solar supply chain.

Known in the industry as 6N Silicon, the company's product meets the specifications of photovoltaic supply companies. In contrast to its competition, the company manufactures silicon at a low cost, with minimal production time, and with virtually no environmental hazards. The company is focused on meeting the supply needs of the solar industry while maintaining its environmentally friendly manufacturing process.

21-Century Silicon's technology was developed in 2005 by Dr. H. Bruce Li, and the company was formed in 2006. Investments in the company include $3.5 million awarded by the Texas Emerging Technology Fund. In March 5, 2009, the company closed on $5.8 million in a second round of funding and is now preparing for a third round estimated to be $5 million. The use of proceeds will be to scale operations to a total of six furnaces, each producing 200 tons of solar-grade silicon by the end of 2011.

Chairman/CEO Peter Mei, a senior member of IEEE, followed a 15-year career in corporate research and development at Texas Instruments with service as technical marketing vice president for leading semiconductor supplier GlobiTech. Founder, President, and Chief Technology Officer, H. Bruce Li, Ph.D. PE, received the B.S. in chemical engineering from National Taiwan University and the M.S. and Ph.D. in physics from Oklahoma State University. With a background in chemistry, physics, colloidal material, semiconductor process, fuel cell process and structure, and nuclear engineering, Dr. Li founded 21Century Silicon after 16 years at Texas Instruments.

About The X-Change Corporation
     The X-Change Corporation is a publicly traded company. In March, 2010, X-Change began a restart after a period of dormancy. Management believes that the new direction indicated by the acquisition of 21-Century Silicon, Inc., will better serve the Company's shareholders.

Forward-Looking Statements
     This Press Release includes forward-looking statements. A statement containing works such as "anticipate," "seek," intend," "believe," "plan," "estimate," "expect," "project," "plan," or similar phrases may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Some or all of the events or results anticipated by these forward-looking statements may not occur. The X-Change Corporation does not undertake any duty nor does it intend to update the results of these forward-looking statements.

Contact Information
     Haviland Wright, President & CEO
     Email: info@xchccorp.com
     Tel: 1 (310) 916-9263
     Web: www.xchccorp.com

Source: The X-Change Corporation